10f-3 REPORT

SMITH BARNEY FUNDAMENTAL VALUE FUND INC.

August 1, 2002 through October31, 2002

		Trade						% of
Issuer		Date	Selling Dealer		Amount	Price	Issue (1)
Hartford Financial 9/9/2002 Banc Of America Sec.$2,929,500 $47.25 4.19%




(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.
      Note: These purchases were made as part of a secondary offering.

A - Includes purchases of $9,634,275 by other affiliated mutual funds.